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                                                                     EXHIBIT 2.2

                                     FORM OF

                              SHAREHOLDER AGREEMENT

                  SHAREHOLDER AGREEMENT (the "Agreement"), dated as of May 19, 2003, among __________________, a shareholder ("Shareholder") of the United Savings and Loan Bank, a Washington-chartered savings and loan association ("United Savings"), Washington Federal Savings and Loan Association, a federally chartered savings and loan association ("Washington Federal Savings"), and Washington Federal, Inc., a Washington corporation ("Parent"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

                  WHEREAS, Parent, Washington Federal Savings and United Savings are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which United Savings will merge with and into Washington Federal Savings on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of United Savings Common Stock will be converted into shares of Parent Common Stock and/or cash in the manner set forth therein; and

                  WHEREAS, Shareholder owns the shares of United Savings Common Stock identified on Exhibit I hereto (such shares, together with all shares of United Savings Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

                  WHEREAS, in order to induce Parent and Washington Federal Savings to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of United Savings and not in any other capacity, has agreed to enter into and perform this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  2. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of United Savings, or in connection with any written consent of the stockholders of United Savings, Shareholder shall:

                  (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

                  (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of United Savings contained in the Merger Agreement or of Shareholder contained in this

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Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

                  2. No Transfers. Prior to the United Savings Meeting, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

                  3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent and Washington Federal Savings as follows:

                           A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

                           B.       Binding Agreement. This Agreement
         constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                           C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

                           D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Exhibit I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

                  4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent and Washington Federal Savings if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent and Washington Federal Savings will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent and Washington Federal Savings may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's or Washington Federal Savings' seeking or obtaining such

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equitable relief. In addition, after discussing the matter with Shareholder,
Parent and Washington Federal Savings shall have the right to inform any third party that Parent and Washington Federal Savings reasonably believe to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent and Washington Federal Savings hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Parent and Washington Federal Savings set forth in this Agreement may give rise to claims by Parent and Washington Federal Savings against such third party.

                  5. Term of Agreement; Termination.

                  A. The term of this Agreement shall commence on the date hereof.

                  B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

                  C. If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3 and 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of such Section prior to such termination.

                  6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                  7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Parent or Washington Federal Savings:

                  Washington Federal, Inc.
                  425 Pike Street
                  Seattle, Washington 98101
                  Attention: Roy M. Whitehead, President and
                     Chief Executive Officer
                  Fax: (206) 624-2334

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         With a copy to:

                  Kelley Drye & Warren LLP
                  Tysons Corner
                  8000 Towers Crescent Drive, Suite 1200
                  Vienna, Virginia 22182
                  Attention: Norman B. Antin, Esq.
                             Jeffrey D. Haas, Esq.
                  Fax: (703) 918-2450

         If to Shareholder:
                  _______________________
                  _______________________
                  _______________________

         With a copy to:

                  Graham & Dunn PC
                  Pier 70
                  2801 Alaskan Way
                  Suite 300
                  Seattle, Washington 98121-1128
                  Attention: Stephen M. Klein, Esq.
                             Kumi Yamamoto, Esq.
                  Fax: (206) 340-9599

         Miscellaneous.

                  A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                  B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of United Savings, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of United Savings or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of United Savings.

                  C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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                  D.       Headings. All Section headings herein are for
convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                  E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Washington, without reference to its conflicts of law principles.

                  8. Attorney's Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

                           [SIGNATURE PAGE TO FOLLOW]

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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first written above.

                             WASHINGTON FEDERAL, INC.

                             By:  ____________________________________
                             Name:  Roy M. Whitehead
                             Title: President and Chief Executive Officer

                             WASHINGTON FEDERAL SAVINGS AND
                                LOAN ASSOCIATION

                             By:  ____________________________
                             Name:  Roy M. Whitehead
                             Title: President and Chief Executive Officer

                             SHAREHOLDER

                             __________________________________
                             (Signature)

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                                                                       EXHIBIT I

                             SHAREHOLDER AGREEMENT

                                    Shares of
                              United Savings Common
                            Stock Beneficially Owned
                                   (exclusive of
                                 unexercised stock                 Options on United Savings
Name of Shareholder                  options)                              Common Stock
-------------------         -------------------------              --------------------------

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